As filed with the Securities and Exchange Commission on March 31,
1994

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934)

Filed by the Registrant   [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                      DYNAMICS CORPORATION OF AMERICA
             (Name of Registrant as Specified in its Charter)

                          Henry V. Kensing, Esq.
               Vice President, General Counsel and Secretary
                      Dynamics Corporation of America
                            475 Steamboat Road
                    Greenwich, Connecticut  06830-7197
                (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rule D-11(c)(1)(ii), 14a-6-(i)(1), or
14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6-(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-
6(i)(4) and D-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule D-11; (1)

(4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule D-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

(3) Filing party:

(4) Date filed:

(5) Set forth the amount on which the filing fee is calculated and state how it was determined.

                      DYNAMICS CORPORATION OF AMERICA
                              475 Steamboat Road
                         Greenwich, Connecticut 06830

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 May 6, 1994

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of DYNAMICS CORPORATION OF AMERICA (the "Company"), a New York corporation, has been called by the Board of Directors of the Company and will be held in the Cole Auditorium of the Greenwich Library, West Putnam Avenue at Dearfield Drive, Greenwich, Connecticut on May 6, 1994 at 10:30 A.M., for the following purposes:

      (1) To elect three directors of the Company to serve for a term of two years and until their respective successors shall have been elected and shall qualify.

      (2) To consider and act upon a proposal to ratify and approve the selection of Ernst & Young as independent auditors of the Company for the year 1994.

      (3) To consider and act upon such other matters as may lawfully come before the meeting and all adjournments thereof.

Only shareholders of record at the close of business on March 18, 1994 are entitled to vote at the meeting and any adjournments thereof.

You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors.

By order of the Board of Directors
                               Henry V. Kensing
                                  Secretary

Greenwich, Connecticut
March 31, 1994

IMPORTANT: Shareholders are requested to fill in, date, sign and mail the accompanying proxy in the enclosed, self-addressed, stamped envelope regardless of whether they expect to attend the meeting in person. The prompt return of the proxy will save the Company the expense of further solicitation. Your cooperation is respectfully requested.

                    DYNAMICS CORPORATION OF AMERICA

          PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dynamics Corporation of America (the "Company") to be used at the Annual Meeting of Shareholders of the Company which will be held in the Cole Auditorium of the Greenwich Library, West Putnam Avenue at Dearfield Drive, Greenwich, Connecticut on May 6, 1994 at 10:30 A.M., and at any adjournments thereof.

Shareholders who execute proxies retain the right to revoke them at any time; unless so revoked, the shares represented by proxies will be voted at the meeting. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein; any such proxy on which no direction is specified will be voted FOR the election as directors of the nominees named herein and FOR the ratification and approval of the selection of Ernst & Young as independent auditors of the Company for the year 1994. Management knows of no matters to come before the meeting other than those set forth in the Notice of Annual Meeting of Shareholders.

The principal executive offices of the Company are located at 475 Steamboat Road, Greenwich, Connecticut 06830. The approximate date on which this Proxy Statement and the enclosed proxy were first sent or given to shareholders was March 31, 1994.

Shareholders of record at the close of business on March 18, 1994 will be entitled to one vote for each share of the Common Stock, par value $0.10 per share, of the Company (the "Common Stock") then held. There were 3,875,399 shares of Common Stock outstanding on March 18, 1994, of which 4,812 were non-voting shares convertible at any time into voting shares.

                            ELECTION OF DIRECTORS

At the meeting, three directors will be elected to serve for a term of two years and until the election and qualification of their respective successors.

The affirmative vote of the holders of a plurality of the shares represented in person or by proxy at the meeting is required to elect the nominees. The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees named below.

In the event that any of such nominees is unable or unwilling to serve as a director, an event which the Company does not anticipate, the proxies hereby solicited will be voted for the remaining nominees named below or for such substitute person or persons as the Board of Directors may select.

The following table sets forth information with respect to the nominees for directors, each of whom is now a director and was elected to office by the vote of the shareholders, except for Russell H. Knisel who was elected a director by the Board of Directors on August 26, 1993:

                                                             Shares of
                                                           Common Stock        Percent
                                                           Beneficially          of      Year First
     Name and Age                 Principal                 Owned as of        Common      Became
     of Nominees                 Occupation            February 9, 1994 (1)     Stock     Director
CLASS B
  (term expires 1996)
Patrick J. Dorme--58      Vice President-Finance and
                          Chief Financial Officer
                          of the Company                   31,627.725 (2)        .81%        1985

Russell H. Knisel--60     Business Consultant                    600             .02%        1993

Saul Sperber--80          Financial Advisor                     3,936            .10%        1974

The following table sets forth information with respect to the Company's other directors whose terms of office will continue after the meeting and will expire at the 1995 Annual Meeting of Shareholders:

                                                             Shares of
                                                           Common Stock       Percent
                                                           Beneficially          of      Year First
    Name and Age                 Principal                  Owned as of        Common      Became
    of Directors                 Occupation            February 9, 1994 (1)    Stock      Director
CLASS A
  (term expires 1995)
Harold Cohan--69          Business Consultant                  1,838             .05%        1986
Frank A. Gunther--86      President, Highpoint
                          Enterprises, Incorporated,
                          radio and microwave
                          communications engineering         4,317 (3)           .11%        1966

Henry V. Kensing--60      Vice President, General
                          Counsel and Secretary
                          of the Company                     14,351.675          .37%        1977

Andrew Lozyniak--62       Chairman of the Board           177,413.631 (4)       4.57%        1970
                           and President of the
                          Company

(1) In each case, beneficial ownership consists of sole voting and investment power, except that 1,500 shares of Mr. Kensing, l,000 shares of Mr. Cohan and 500 shares of Mr. Knisel are owned jointly with their respective spouses. Beneficial ownership as of February 9, 1994 includes common stock units credited to the accounts of non-employee directors under the Company's Stock Retirement Plan for Outside Directors described below. Except as referred to herein, no nominee or director owns beneficially any security of the Company. In addition Messrs. Dorme, Kensing and Lozyniak, as members of the Pension Committee for the Retirement Plan for Employees of Dynamics Corporation

                                       (Footnotes continued on following page)

(Footnotes continued from preceding page)

of America, have the right to instruct the Trustee to vote 100,000 shares of the Company's common stock, which shares are not included in the foregoing tables.

(2) In addition, Mrs. Dorme holds 18,000 shares owned by her. Mr. Dorme's children and grandchildren hold a total of 10,100 shares. Mr. Dorme disclaims beneficial ownership of such shares.

(3) In addition, Mrs. Gunther holds 600 shares owned by her. Mr. Gunther disclaims beneficial ownership of such shares.

(4) In addition, Mrs. Lozyniak holds 15,100 shares owned by her. Five of Mr. Lozyniak's children, two daughters-in-law and two grandchildren are the beneficial owners of a total of 57,358 shares. Mr. Lozyniak disclaims beneficial ownership of such shares.

Mr. Edward J. Mooney, a director since 1972 whose term would have expired at the Annual Meeting of Shareholders, passed away on February 7, 1994. No replacement nominee has been selected.

The proxies being solicited cannot be voted for a greater number of persons than the number of nominees named.

There is no family relationship between any director, executive officer or person nominated or chosen by the Board of Directors to become a director or executive officer. There are no arrangements or understandings between any director and any other person pursuant to which the director was selected as a director.

The business experience of each of the nominees and directors during the past five years is as listed above under principal occupation with the exception of Mr. Cohan, Mr. Knisel and Mr. Sperber.

Mr. Cohan's present occupation is and has been since October 1, 1990 as listed above. From September, 1986 until September 30, 1990, Mr. Cohan was a principal of M.R. Weiser & Co., Certified Public Accountants.

Mr. Knisel retired as Vice Chairman of Shawmut Bank on December 31, 1993, a position he held for more than five years prior to his retirement.

Mr. Sperber's present occupation is and has been since February 9, 1993 as listed above. From May 1, 1989 to February 9, 1993, Mr. Sperber was an accountant with Salerno & Co., Certified Public Accountants. For the five years prior to May 1, 1989, Mr. Sperber was a partner of Bernard Kalman & Co., Certified Public Accountants.

Messrs. Lozyniak and Dorme also serve as directors of CTS Corporation, an electronic components manufacturing company; the Company owns approximately 37.3% of the issued and outstanding common shares of CTS Corporation.

The Company has a standing Audit Committee of the Board of Directors which is comprised of Messrs. Sperber, Chairman, Cohan, Gunther and Knisel. Said Committee met twice during the year 1993. It performs the following functions: recommends the engagement of the independent auditors, reviews the scope of the audit, reviews the recommendations and comments of the independent auditors with respect to internal controls and the consideration given or the corrective action taken by management, reviews internal accounting procedures and controls with the Company's financial and accounting staff and reviews non-audit services provided by the independent auditors.

The Company has a standing Compensation Committee of the Board of Directors which is comprised of Messrs. Gunther, Chairman, Cohan, Knisel and Sperber. Said Committee met twice during the year 1993. Said Committee considers and acts upon all matters dealing with executive compensation, including incentive compensation plans and the 1980 Restricted Stock and Cash Bonus Plan.

The Company has no nominating or similar committee.

During the year 1993 the Board of Directors held thirteen meetings. One director (Edward J. Mooney) attended fewer than 75% of the total number of meetings of the Board of Directors.

Directors who are employees of the Company and are compensated as such receive no additional compensation for their services as directors. Other directors receive an annual retainer of $9,000.00 plus $800.00 as a fee for attendance at each meeting of the Board. No fee is paid for services on any committee of the Board.

Effective January 1, 1993, the Company agreed to reimburse outside directors for certain covered prescription drug charges incurred by the directors or their spouses net of any reimbursement from any other group coverage and/or individual coverage independently arranged by the director or his spouse. Under this program, no more than $25,000 in reimbursement may be paid to any outside director over the entire life of the program ($50,000 in case an outside director's spouse also participates in the program). The program is subject to amendment or termination at the discretion of the Company. During 1993, pursuant to the program, the amount following each director's name was paid: Harold Cohan $322; Frank A. Gunther $2,202; and Saul Sperber $624.

On June 26, 1986 the Company adopted The Dynamics Corporation of America Stock Retirement Plan For Outside Directors (the "Plan"). Under the Plan, separate accounts are opened by the Company in the names of non-employee directors. On January 1 of each year, starting in 1987, a Deferred Stock Account in the name of each outside director is credited with 100 Common Stock Units if said director was an outside director of the Company on the last day of the immediately preceding calendar year or ceased to be a director during such preceding calendar year by reason of his retirement, disability or death. In addition, on January 1, 1987 the Company credited to the Deferred Stock Account of each such director 50 Common Stock Units for each complete calendar year of his service to the Company as an outside director prior to January 1, 1986. Each Deferred Stock Account will also be credited with Common Stock Units when credits equivalent to cash dividends on the shares in an account aggregate an amount equal to the value of a share of Common Stock on a dividend payment date. All Deferred Stock Units in a director's account will be distributed in Common Stock as of January 1st after the director leaves the board from Treasury shares held by the Company. Until such time the Company's obligation under the Plan is an unsecured promise to deliver shares of Common Stock. No Common Stock will be held in trust or as a segregated fund because of the Plan. In 1993 four members of the Board of Directors were eligible to participate in the Plan. The Company expensed an aggregate of $6,000 in respect of Common Stock Units credited on January 1, 1994 to the accounts of the eligible directors as a group for the year 1993 pursuant to the Plan.

Security Ownership of Certain Beneficial Owners
On February 15, 1994, to the knowledge of the Company, the following table shows the only entities which owned beneficially more than 5% of the Common Stock issued and outstanding on or about that date.

                                                        Number
                                                          of
                  Name and Address                      Shares    Percent of
                of Beneficial Owner                      (1)        Class
Wholly owned subsidiaries of The Gabelli Group,
  Inc.:
  Corporate Center at Rye,
  Rye, NY 10580-1430
   GAMCO Investors, Inc.                               809,800      20.86%

   Gabelli Funds, Inc.                                 150,000       3.86%

Dimensional Fund Advisors Inc.
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401                       280,000       7.21%

J.P. Morgan & Co., Incorporated
  60 Wall Street
  New York, New York 10260                             251,100       6.47%


(1) Information with respect to beneficial ownership is based on information furnished by the beneficial owners named above. Under the rules of the Securities and Exchange Commission, beneficial ownership is determined by the possession of either voting or investment power.
Each of the above members of The Gabelli Group, Inc. has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that GAMCO Investors, Inc. does not have authority to vote 70,000 of the reported shares, and except that Gabelli Funds, Inc. shares with the Board of Directors of The Gabelli Asset Fund, The Gabelli Growth Fund, The Gabelli Convertible Securities Fund and/or The Gabelli Value Fund Inc. voting power with respect to the 150,000 shares held by such funds, so long as the aggregate voting interest of all of the mentioned members of Gabelli Group, Inc. does not exceed 25% of the issuer's total voting interest.

Dimensional Fund Advisors Inc. has asked that the following language be used when describing the beneficial ownership of the shares it holds. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 280,000 shares of Dynamics Corporation of America stock as of December 31, 1993 and February 16, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole voting power over 176,800 shares and officers of DFA Investment Dimensions Group Inc. and The Investment Trust Company vote 103,200 shares.
J.P. Morgan & Co., Incorporated has sole voting power over 182,900 of the 251,100 shares beneficially owned by it.

All officers and directors of the Company as a group owned as of February 9, 1994 an aggregate of 254,367 shares of Common Stock or approximately 6.5% of the Common Stock issued and outstanding on that date.

Compliance with Section 16(a) of the Securities Exchange Act of 1934
To the Company's knowledge, based solely on its review of the copies of changes of ownership of Common Stock and other equity securities furnished to the Company and written representations that no other reports were required to be filed during the year 1993 and to date, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Executive Compensation
The following table sets forth current and long-term compensation information for each of the last three fiscal years of the Chief Executive Officer and each of the other executive officers whose salary and bonus for the fiscal year 1993 exceeded the disclosure threshold established by the Securities and Exchange Commission.

                          SUMMARY COMPENSATION TABLE

                                                               Annual         Long Term
                                                            Compensation    Compensation
                                                                              Restricted
                                                                                Stock          All Other
                                                        Salary($) Bonus($)    Awards($)     Compensation($)
Name and Principal Position (6)                   Year      (1)       (2)        (3)              (4)
Andrew Lozyniak, Chairman of the Board
  and President                                    1993   324,186     --         --             12,951
                                                   1992   314,460     --         --             12,284
                                                   1991   301,576     --      130,000             --
Edward J. Mooney, Vice Chairman of the Board,
  Vice President and Secretary (5)                 1993   207,487     --         --              4,746
                                                   1992   201,261     --         --              4,624
                                                   1991   193,008     --       65,000             --
Henry V. Kensing, Vice President, General
  Counsel and a Director                           1993   168,381     --         --              5,203
                                                   1992   163,329     --         --              4,966
                                                   1991   156,632     --       65,000             --
Patrick J. Dorme, Vice President-Finance, Chief
  Financial Officer and a Director                 1993   139,957   15,000       --              4,119
                                                   1992   135,758     --         --              3,951
                                                   1991   130,191     --       65,000              --

(1)Includes salaries deferred in 1993 under the DCA Savings and Investment Plan pursuant to Section 401(k) of the Internal Revenue Code (see Savings and Investment Plan below).

(2)Includes bonuses paid to the executives shown in the table in the last three years pursuant to the Company's incentive performance plan. The Board of Directors has determined to continue for 1994 a


(Footnotes continued on following page)

(Footnotes continued from preceding page)

policy of awarding bonuses on the basis of results on both an overall and divisional basis, and on individual performance as described in the Report of the Compensation Committee included herein.

(3)The number of restricted shares awarded in 1991 under the Plan to the executives named were as follows: Mr. Lozyniak, 10,000; Mr. Mooney, 5,000; Mr. Kensing, 5,000; Mr. Dorme, 5,000. The value of the restricted stock awards in 1991 was determined by multiplying the fair market value of the Company's common stock on the date of grant by the number of shares awarded. As of December 31, 1993, the number and value of aggregate restricted stock award holdings were as follows: 6,000 shares ($90,000) by Mr. Lozyniak; 3,000 shares ($45,000) by Mr. Kensing and 3,000 shares ($45,000) by Mr. Dorme. Upon termination of Mr. Mooney's employment on December 31, 1993, 3,000 shares ($45,000) were forfeited under the terms of the Plan.
Restrictions lapse each year after the first year with respect to 20% of the shares awarded in prior years under the Plan and cash bonuses are paid to the holders thereof as called for by the Plan. The aggregate amount of cash compensation paid in 1993, 1992 and 1991, for the executives named is as follows:

 Mr. Lozyniak 1993  $28,250  1992  $46,750  1991     $26,500
Mr. Mooney    1993  $14,125  1992  $35,000  1991     $26,500
Mr. Kensing   1993  $14,125  1992  $17,625  1991     $12,313
Mr. Dorme     1993  $14,125  1992  $23,750  1991     $13,375

  Pursuant to the Plan, regular cash dividends are paid to holders of restricted stock awarded under the Plan.

  This Plan has a change of control provision under which, upon a change of control of the Company, all restrictions on shares awarded under the Plan will lapse and cash bonuses will be paid on those shares.

(4)Includes the amounts contributed under the 401(k) Plan by the Company and the imputed income value of the term life insurance portion of the coverage under "split-dollar" life insurance policies.

(5)Mr. Mooney terminated his employment with the Company on December 31, 1993 and retired under the Company's retirement plan. He became a consultant to the Company and a non-employee director on January 1, 1994 and continued as such until his death on February 7, 1994, during which period he received $9,833 for consulting services and director fees.

(6)Employment Agreements. As of February 1, 1991, the Company entered into five year employment agreements with Andrew Lozyniak, Edward J. Mooney, Henry
V. Kensing and Patrick J. Dorme. Mr. Mooney agreed to terminate his employment agreement and all rights and obligations thereunder effective December 31, 1993 and that employment agreement was replaced by a consulting agreement which provided for monthly compensation at the annual rate of $50,000, payment under which terminated at his death.

The Board of Directors annually reviews the contributions of Messrs. Lozyniak, Kensing and Dorme to the Company and may increase their salary rates in accordance with such contributions. In addition, such rates will be increased on March 1st of each year by no less than the annual percentage increase in the consumer price index for the prior calendar year.


(Footnotes continued on following page)

(Footnotes continued from preceding page)

The employment agreements of such individuals may be terminated by the Company for cause. In the event of disability, each such employee shall be compensated for up to six months at full salary and up to an additional six months at no less than one-half the rate in effect at the time such disability commenced. If such disability continues beyond twelve months, the Company may terminate said disabled employee's agreement but shall be obligated to pay Mr. Lozyniak, Mr. Kensing or Mr. Dorme compensation at the rate of 40% of the regular compensation in effect at the time of such termination during the period commencing on the date of such termination to the tenth anniversary thereof. If the employee dies during the employment period, the Company shall pay to the wife of Mr. Lozyniak the sum of $90,000 and of Mr. Kensing or Mr. Dorme, the sum of $80,000 per year during the period commencing on the date of the death of the employee and ending on the tenth anniversary thereof.

In the event of merger, sale or consolidation in which the Company is not the surviving entity, or if voting control shall be obtained by any person, firm or corporation, or group of persons, firms or corporations, not in control as of February 1, 1991, each of said employees shall have the right to terminate his employment agreement upon 30 days' written notice at any time within three months after the occurrence of such event. Upon such termination, the Company or the consolidated or surviving entity shall pay the employee exercising said right, in lieu of any other further compensation, in a lump sum, undiminished by any excise tax imposed upon the receipt thereof, on the date of such termination, an amount equal to five times the sum of (a) two-thirds of the aggregate regular compensation called for by said agreement at the rate in effect at such termination, and (b) two-thirds of the largest amount earned by the employee as bonuses for any of the five fiscal years preceding that in which termination occurs.

If the Company terminates the agreement other than for cause or disability of the employee, it shall pay to the employee in a lump sum, undiminished by any excise tax imposed upon the receipt thereof, within 30 days of the date of termination, in lieu of any further compensation under the agreement, an amount equal to the sum of (a) two-thirds of the employee's regular compensation at the rate in effect at the time of such termination, from the date of such termination to the last day of the employment period called for by the agreement and (b) two-thirds of the largest amount earned by the employee as bonuses for any of the five fiscal years preceding that in which termination occurs multiplied by the number of years and/or fraction thereof then remaining in the employment period called for by the agreement.

The Company also agrees not to endanger in any way, during the period of said agreements, any benefit available to said employees under the "split-dollar" life insurance policies owned by them and to continue to pay the premiums thereon during such period and in the event of a change of control. The agreements also contain provisions calling for payment of legal fees to said employees if they are required to enforce the agreements against the Company or a successor and for the continuation of medical insurance for said employees and their spouses for up to ten years after retirement.

In addition, the executive officers received other non-cash compensation, not otherwise described in this proxy statement, such as perquisites, but the aggregate amount thereof did not exceed the lesser of $50,000 or 10% of the total salary and bonus for each of the persons named in the Table.

Pension Benefits

The estimated annual benefits payable upon retirement at normal retirement age and the years of credited service as of January 1, 1994 under the Company's Retirement Plan for Employees (the "Pension Plan") for the individuals named in the Executive Summary Compensation Table above and for all the executive officers of the Company as a group are as follows:

                                                                  Years of
                                                                  Credited
                                                  Estimated       Service
                                                    Annual         As of
                                                 Retirement      January 1,
                                                  Benefits*         1994
Andrew Lozyniak                                    $115,641         32
Patrick J. Dorme                                   $ 79,922         25
Henry V. Kensing                                   $ 38,624          9
All executive officers as a group (consisting      $290,617
  of 4 people)

* During 1993, 1992, and 1991 in accordance with the Employee Retirement Income Security Act of 1974, as amended (ERISA), Edward J. Mooney was required to take payments of his pension under the Company's Retirement Plan for Employees and its Savings and Investment Plan in the aggregate amounts of $64,990, $63,154 and $61,609, respectively. Mr. Mooney retired on December 31, 1993.

The latest available actuarial present value of normal retirement benefits for all employees who are participants in the Pension Plan is $15,694,250.

Under the Pension Plan, the retirement benefit, payable at normal retirement or current age, is equal to the sum of (A) and (B) below:

  (A) Past Service Benefit--equal to .7% of 1975 earnings up to $7,800 plus 1.4% of the excess multiplied by credited service prior to December 31, 1975.

  (B) Future Service Benefit

    (i) equal to 1% of annual earnings up to the Social Security Wage Base plus 2% of the excess, for each year of credited service after January 1, 1976 and prior to December 31, 1988.

    (ii) equal to 1.1% of annual earnings up to the Social Security Wage Base plus 1.45% of the excess, for each year of credited service after December 31, 1988 or

    (iii) equal to 1.45% of annual earnings up to the Social Security Wage Base plus 1.80% of the excess (in lieu of the benefit under (ii) above) for years of credited service in excess of 25 years (but such higher benefit to be earned no earlier than in the plan year ended December 31, 1989).

For purposes of the Pension Plan, covered earnings for the named Executive Officers are essentially equivalent to the amount reported as salary in the Annual Compensation section of the Summary Compensation Table above.

The minimum annual benefit for Greenwich office employees who have completed 20 or more years of service is 50% of the three-year average salary, not including bonuses, for the years immediately preceding a participant's actual retirement date. The maximum annual retirement benefit for 1993 under the Pension Plan is $115,641. The Pension Plan has been amended to comply with the requirements of the Tax Reform Act of 1986. Such amendments, which are retroactive to January 1, 1989, have reduced retirement benefits earned by the executive officers of the Company for service after that date as indicated in (B)(ii) above and have also eliminated the minimum annual Greenwich office benefit for such executive officers as of that date. In addition, the estimated annual retirement benefits reflect the additional requirements of the 1993 Tax Act limiting to $150,000 the amount of compensation which may be taken into account in calculating benefits under the Plan.

Savings and Investment Plan
Effective January 1, 1985, the Company implemented a Savings and Investment Plan for all employees not covered by collective bargaining agreements which qualified as a profit sharing plan under Section 401(k) of the Internal Revenue Code ("401K Plan"). The 401K Plan allows eligible employees to defer up to 10% of their pay (increased to 16% effective November 1, 1990) until retirement, death, disability or the occurrence of certain other events. Under the 401K Plan, the Company makes basic matching contributions, in cash (in which the employee is immediately fully vested), of $1.00 for every $1.00 of pay deferred up to 2% of pay, and also may match, in cash or in shares of the Company's common stock, at the Company's option, all or part of additional deferrals of pay up to 6% of pay, depending on the Company's current results of operations and forecasted business conditions. Since inception of the Plan through October 31, 1991, the Company decided in each plan year to match 50% of deferrals above 2% of pay up to 6% of pay in Company shares, which additional matching contributions do not vest until the contributions have been in the Plan for two full plan years (effective November 1, 1989, such additional contributions vest immediately if and when the employee completes five (5) years of service with the Company).

Under the Tax Reform Act of 1986, the amount of pay employees may defer under the Plan must be limited to $8,994 in 1993 ($9,240 in 1994) for the Plan to retain its tax-qualified status.

All contributions of employees and all Company matching contributions which are made in cash are invested either in guaranteed investment contracts issued by insurance companies or other financial institutions and/or in mutual funds, in accordance with the choice of the contributing employee.

1980 Restricted Stock and Cash Bonus Plan
All officers and directors who are employees of the Company are also eligible to participate in the 1980 Restricted Stock and Cash Bonus Plan (the "Restricted Stock Plan"). The Restricted Stock Plan, as approved by the shareholders on May 1, 1981, and as amended by them on May 6, 1988 to replenish the 148,567 shares granted from 1981 to 1988, provides for the award or sale of so-called "restricted stock", which is governed by Section 83 of the Internal Revenue Code, to key executive personnel of the Company or any subsidiary. The total number of shares of Common Stock which may be subject to the Restricted Stock Plan may not exceed 400,000 shares (subject to adjustment in certain events as described below).

The Restricted Stock Plan is administered by the Compensation Committee elected by the Board of Directors, presently consisting of four directors of the Company, each of whom shall be ineligible to participate in the Restricted Stock Plan and shall be a "disinterested person" as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934.

In accordance with the terms of the Restricted Stock Plan, the Committee shall select participants from among those officers and key management executives who are full-time employees of the Company or any subsidiary. Criteria for selection include: level of responsibility, performance, potential, salary, bonuses, prior grants of stock options, and similar considerations. Having selected eligible participants the Committee will offer such persons the right to acquire by award or purchase a certain number of shares of

Common Stock on such terms and at such price, if any, as it deems appropriate. Shares acquired by offerees pursuant to the Restricted Stock Plan are subject to the restriction that, during the period of five years after the date of acquisition, the participant may not sell, transfer, or otherwise dispose of such shares as to which the restrictions shall not have lapsed unless he or she shall first have offered such shares to the Company for repurchase. The restrictions lapse as to 20% of the shares acquired pursuant to the Restricted Stock Plan in each year following the acquisition of the shares after the first year. In addition, within five years following the date shares were acquired, upon termination of the participant's employment for any reason, including the participant's death or disability, the Company is required to repurchase and the participant is required to sell, at no cost to the Company if the shares were awarded or at their original purchase price if the shares were purchased, all shares as to which the restrictions shall not have lapsed. In the event of a change in control of the Company not approved by the directors in office prior to such change in control, all restrictions upon the transfer of such shares shall lapse.

As soon as practicable after the restrictions as to any shares have lapsed, the Company shall pay a cash bonus to the participant equal to the fair market value of such shares as of the date of such lapse if such shares were awarded or equal to the excess of the fair market value thereof as of the date of such lapse over the original purchase price of such shares if such shares were purchased. The cash bonus is intended to defray the federal income tax payable at the time restrictions on transfer lapse. The Company may pay up to five such cash bonuses to any participant, but in no event shall the aggregate of such cash bonuses payable to any participant be greater than a sum equal to twice the fair market value of such shares on the date they were originally acquired.

In the event of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares for other securities, the Restricted Stock Plan provides for appropriate adjustment by the Committee of the total number of shares which may be offered for award or purchase under the Plan and in the price, if any, paid for shares under the Plan.

The Restricted Stock Plan terminates upon the award or sale of all of the shares available under the Plan. The Board of Directors may terminate or amend the Restricted Stock Plan but may not, without approval by vote of the holders of a majority of the shares of Common Stock present in person or by proxy at a meeting of shareholders duly called, increase the number of shares reserved for the Plan.

There is no limit to the number of shares that may be granted to any individual or to the officers and directors of the Company as a group. Each participant will be required to give a representation in writing that he or she is acquiring the shares of Common Stock under the Restricted Stock Plan for his or her own account as an investment and not with a view to, or for sale in connection with, any distribution thereof. The approximate number of key employees which it is estimated will participate in the Restricted Stock Plan at any one time is no more than 35.

There were no restricted shares awarded in 1993 under the Plan to those individuals named in the Executive Compensation Table.

However, in 1993, restrictions lapsed with respect to 20% of the shares awarded in prior years under the Restricted Stock Plan and cash bonuses were paid to the holders thereof as called for by the Plan.

                      REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors, comprised of Frank A. Gunther, Chairman, Harold Cohan, Russell H. Knisel and Saul Sperber, submits this report on Executive Compensation to the Company's Stockholders.

The Compensation Committee of the Board of Directors believes it has implemented programs of executive compensation established to achieve the following objectives:

  1. Attract and retain key executives and managers;

  2. Align the financial interests of those key executives and managers with those of the stockholders of the Company; and

  3. Reward individual performance commensurate with Corporate performance.

These objectives are achieved through a combination of compensation arrangements including base salary, annual cash incentive compensation and long-term incentive compensation through restricted stock and cash bonus awards, in addition to medical, pension and other benefits available to employees in general. The three principal components of Executive Officer compensation at the Company are base salary, the Incentive Performance Plan and the 1980 Restricted Stock and Cash Bonus Plan.

The Compensation Committee each year reviews the recommendations of the Chief Executive Officer as to the amount of his proposed base salary, cash incentive and long term compensation, if any, and that for the Company's other executive officers. Factors considered by the Chief Executive Officer in making his recommendations are typically subjective, such as his perception of the individual's performance, any planned change in functional responsibility and unusual contributions to the Company, as well as the objective criterion of the Company's financial performance. Each of the members of the Compensation Committee has many years of experience in business, industry and financial and corporate affairs and utilizes that experience and his knowledge of the Company's several lines of business in considering the recommendations of the Chief Executive Officer and in making the final determinations on executive compensation.

                                 BASE SALARY

The base salaries of the named Executive Officers of the Company are as set forth above in the Summary Compensation Table and in the outline of their Employment Agreements dated as of February 1, 1991. Since commencement of the terms of the Employment Agreements, the compensation rates for the named Executives, including the Chief Executive Officer, have been increased each year only to the extent of the annual percentage increase in the consumer price index for the prior calendar year.

                          INCENTIVE PERFORMANCE PLAN

Although the Board of Directors has a policy of awarding bonuses on the basis of results on both an overall and divisional basis plus individual performance, as indicated in the above Summary Compensation Table, no bonus was awarded to any of the named Executive Officers of the Company, including the Chief Executive Officer, during the last three years under the Incentive Performance Plan, except for the Chief Financial Officer in 1993. The principal criterion for a bonus award under that Plan is financial performance, although the Plan by its terms does not limit itself to that criterion.

                      RESTRICTED STOCK AND CASH BONUS PLAN

The 1980 Restricted Stock and Cash Bonus Plan is outlined in detail above. The Plan provides for equity participation as a key part of the Company's executive compensation program for motivating and rewarding executives and managers over the long term. Awards of restricted stock have provided an important link between the executives and the stockholders of the Company. The key employees selected for share awards under the Plan in 1991 were those who have contributed to the success of the Company and are expected to contribute materially to its success in the future. The number of shares awarded in 1991 to the named Executive Officers, their market value, vesting and related cash bonuses paid are set forth in the above Summary Compensation Table and footnote (3) thereto. No awards under the Plan were made to the named Executive Officers in 1993.

                              Respectfully submitted,

                              Dynamics Corporation of America
                               Compensation Committee

                              /s/ Frank A. Gunther
                              ................................................
                              Frank A. Gunther, Chairman

                              /s/ Harold Cohan
                              ................................................
                              Harold Cohan

                              /s/ Russell H. Knisel
                              ................................................
                              Russell H. Knisel

                              /s/ Saul Sperber
                              ................................................
                              Saul Sperber

            STOCK PERFORMANCE CHART

The following graph compares the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the Wilshire 5000 Equity Index and the S&P Hi-Tech index over the same period.

                         Five-Year Total Returns
                    DCA, S&P Hi-Tech and Wilshire 5000

[TABULAR REPRESENTATION OF LINE GRAPH]

                                           For the Year Ended December 31,
                                   1988    1989     1990     1991     1992      1993
Dynamics Corp. of America         $100     $101     $ 41     $ 46    $ 60      $ 70
S&P Hi-Tech                        100      99       101      115     120       147
Wilshire 5000 Equity Index         100      129      121      163     177       197

Assumes $100 invested on January 1, 1989 in Dynamics Corporation common stock, Standard & Poor's Hi-Tech composite, and Wilshire 5000 Equity Index. Assumes reinvestment of dividends.

                 PROPOSAL TO RATIFY AND APPROVE THE SELECTION
                   OF ERNST & YOUNG AS INDEPENDENT AUDITORS
                       OF THE COMPANY FOR THE YEAR 1994

The Company is submitting for approval by the shareholders the Board of Directors' selection of Ernst & Young as independent auditors to examine the consolidated financial statements of the Company for the fiscal year ending December 31, 1994. The Audit Committee of the Board of Directors concurs in this recommendation. The firm, or a predecessor, has served as the Company's auditors since 1972.

If the shareholders do not approve the selection of Ernst & Young to serve as independent auditors, the directors will, under authority of the By-laws, appoint other auditors.

Representatives of Ernst & Young will be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the shareholders.

Ernst & Young's auditing-related fees for 1993 aggregated $234,000.

The Board of Directors recommends a vote "FOR" the ratification and approval of Ernst & Young as independent auditors of the Company for the year 1994. The affirmative vote of the holders of the majority of the shares represented in person or by proxy at the meeting is required for such ratification and approval.

                    DATE FOR PROPOSALS FOR NEXT YEAR'S MEETING

Any proposal of a shareholder intended to be presented at the next Annual Meeting of Shareholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting no later than November 30, 1994.

                                MISCELLANEOUS

The Company will bear the cost of preparing, assembling and mailing the proxy, this Proxy Statement and other material which may be sent to shareholders in connection with this solicitation. Solicitation may be made by mail, telephone, telegraph and personal interview. The Company may reimburse persons holding shares in their names or in the names of nominees for their expense in sending proxies and proxy material to their principals. In addition, the Company has retained Morrow & Co. at a cost to the Company of $5,000 to aid in the solicitation of proxies.

The Annual Report of the Company for its fiscal year ended December 31, 1993 is enclosed.

By order of the Board of Directors

Henry V. Kensing
Secretary

Greenwich, Connecticut
March 31, 1994